Exhibit 10.9

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is dated to be effective as of May 8, 2017, by and among Michael F. Petrie, an individual and resident of Indiana (“Petrie”), Randall D. Rogers, an individual and resident of Florida (“Rogers,” and together with Petrie, “PR”), and Merchants Bancorp, an Indiana corporation and registered bank holding company (“Merchants”).

W I T N E S S E T H:

WHEREAS, Petrie and Rogers each individually own 50%, and combined owned 100%, of the issued and outstanding stock of Joy State Bank, an Illinois chartered bank (“JSB”), with its principal office located in Joy, Mercer County, Illinois;

WHEREAS, Merchants is an Indiana corporation registered as a bank holding company under the federal Bank Holding Company Act of 1956, as amended, with its principal office located in Carmel, Hamilton County, Indiana;

WHEREAS, Merchants desires to acquire all of the issued and outstanding stock of JSB (the “Shares”) from PR, and PR desire to sell the Shares to Merchants on the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby make this Agreement and prescribe the terms and conditions of such purchase and sale as follows:

ARTICLE I

THE STOCK PURCHASE

1.01                        Purchase and Sale of the Shares

Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Article X below), PR shall sell, transfer, assign and deliver to Merchants, and Merchants shall purchase and acquire from PR, all right, title and interest in and to the Shares (as defined in Section 3.03 below), free and clear of any and all liens, pledges, security interests, charges, claims, options, rights of first refusal, transfer restrictions, rights of conversion or exchange, adverse claims or rights of any third party and other restrictions or limitations whatsoever (the “Stock Purchase”). As a result of the Stock Purchase, JSB shall become a direct, wholly owned subsidiary of Merchants.

1.02                        Reservation of Right to Revise Structure

At Merchants’ election, the Stock Purchase may alternatively be structured so that JSB is not acquired directly by Merchants but instead PR shall sell the Shares to another entity controlled by Merchants; provided, however, that no such alternative structure shall (a) alter or change the amount or kind of the Purchase Price (as hereinafter defined) or (b) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.03                        Absence of Control

Subject to any specific provisions of the Agreement, it is the intent of the parties to this Agreement that Merchants shall not by reason of this Agreement be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, JSB and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of JSB.

ARTICLE II

MANNER AND BASIS OF EXCHANGE OF STOCK

2.01                        Consideration

Subject to the terms and conditions of this Agreement, at the Effective Time, the aggregate consideration paid by Merchants to PR for the Shares shall be $5,370,597.58; provided, however, if the Closing (as defined in Article XI) does not occur on or before June 30, 2017, such amount shall be increased by $16,403.22 for each thirty (30) days after June 30, 2017, prorated to the Closing Date (as defined in Article XI) (the “Purchase Price”). Merchants shall pay the one half of the Purchase Price to Petrie and one half of the Purchase Price to Rogers by wire transfer of immediately available funds only upon PR’s delivery to Merchants of stock certificates representing the Shares, which certificates shall be duly endorsed in blank or be accompanied by duly executed stock powers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PR

Merchants was a party to that Agreement and Plan of Merger dated as of October 31, 2016, by and among Merchants, MB Acquisition Corp., and Bluestem Development Corporation (an Illinois corporation and JSB’s parent entity prior to April 3, 2017, “BDC”), as amended by that First Amendment to Agreement and Plan of Merger dated as of December 21, 2016, by which, among other amendments, PR was added as a party (collectively, the “Merger Agreement”). Under the Merger Agreement BDC made representations and warranties to Merchants and PR, including with respect to JSB.

PR hereby represents and warrants to Merchants that since April 3, 2017 there has not been any modification to JSB’s business, operations, or finances, or, to PR’s knowledge, any other change in facts or circumstances with respect to JSB that would cause or be expected to cause any representation or warranty made by BDC under the Merger Agreement to be untrue, inaccurate, or misleading or otherwise have a Material Adverse Effect (as such term is defined in the Merger Agreement) on JSB if such representations or warranties were made on the date of this Agreement or as of the Effective Time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MERCHANTS

Merchants hereby represents and warrants to PR that since April 3, 2017 there has not been any modification to Merchants or any subsidiary of Merchants’ business, operations, or finances, or, to Merchants’ knowledge, any other change in facts or circumstances with respect to Merchants or any subsidiary of Merchants that would cause or be expected to cause any representation or warranty made by Merchants under the Merger Agreement to be untrue, inaccurate, or misleading or otherwise have a Material Adverse Effect (as such term is defined in the Merger Agreement) on Merchants on the date of this Agreement or as of the Effective Time.

ARTICLE V

COVENANTS OF PR

Petrie and Rogers, each for himself, and not with respect to any other party, covenants and agrees to act as follows:

5.01                        Access to Records and Properties

(a)                                 Keep Merchants advised of all material developments relevant to JSB’s businesses prior to consummation of the Stock Purchase. Prior to the Effective Time, give to the Merchants reasonable access to all the premises during normal business hours on reasonable notice and books and records (including tax returns filed and those in preparation) of JSB and cause JSB’s officers to furnish Merchants with such financial and operating data and other information with respect to the business and properties as Merchants shall from time to time request for the purposes of verifying the representations and warranties in this Agreement; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of JSB’s business.

(b)                                 During the period from the date of this Agreement to the Effective Time, confer with Merchants on a monthly or more frequent basis regarding JSB’s financial condition, operations and business and matters relating to the completion of the Stock Purchase.

5.02                        Confidentiality

Between the date of this Agreement and the Effective Time, maintain in confidence, and cause JSB’s directors, officers, employees, agents and advisors to maintain in confidence, and not use to the detriment of Merchants, any written, oral or other information obtained in confidence from Merchants or a third party in connection with this Agreement or the transactions contemplated hereby and thereby unless such information is already known to PR or to others not bound by a duty of confidentiality or unless such information becomes publicly available through no fault of PR, unless use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby or unless the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Stock Purchase is not consummated, PR will cause JSB to return or destroy as much of such written information as may reasonably be requested by Merchants.

5.03                        Disclosure Supplements From time to time prior to the Effective Time, promptly supplement or amend the BDC Disclosure Schedule delivered by BDC to Merchants under the Merger Agreement, but solely in relation to JSB, with respect to any matter arising after April 3, 2017 which is now known or becomes known to PR and would have been required to be set forth or described in the BDC Disclosure Schedule per the terms of the Merger Agreement or which is necessary to correct any information in such schedules which has been rendered inaccurate thereby. No supplement or amendment to the BDC Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VII or the compliance by PR with the covenants set forth in Article V or Article VII hereof.

5.05                        Other Approvals

(a)                                 Proceed expeditiously, cooperate fully and use reasonable efforts to procure upon terms and conditions consistent with the condition set forth in this Agreement all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Stock Purchase on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

(b)                                 Use reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments and documents to which PR and Merchants agree are material.

5.06                        Public AnnouncementsConsult with Merchants before issuing any press release or otherwise making any public statements with respect to the Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultations except as may be required by law.

5.07                        Notification of Material Adverse Effect

Give prompt notice to Merchants of any fact, event or circumstance known to it that has resulted in or is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to JSB.

5.08                        EnvironmentalIf requested by Merchants, PR will, and will cause JSB to, cooperate with an environmental consulting firm designated by Merchants in connection with the conduct by such firm of a phase one and/or phase two environmental investigation on any real property owned or leased by JSB as of the date of this Agreement. Merchants shall be responsible for the costs of the phase ones and any phase twos that are determined to be advisable by the environmental consulting firm.

ARTICLE VI

COVENANTS OF MERCHANTS

Merchants covenants and agrees for itself and its subsidiaries, and not with respect to any other party, to act as follows and to cause its subsidiaries to act as follows:

6.01                        Access to Records and Properties

(a)                                 Keep the PR advised of all material developments relevant to its businesses prior to consummation of the Stock Purchase. Prior to the Effective Time, give to PR reasonable access to all the premises during normal business hours on reasonable notice and books and records (including tax returns filed and those in preparation) of it and its subsidiaries and cause its officers to furnish the other with such financial and operating data and other information with respect to the business and properties as the other shall from time to time request for the purposes of verifying the warranties and representations set forth herein; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of Merchants or its subsidiaries’ business.

(b)                                 During the period from the date of this Agreement to the Effective Time, confer on a monthly or more frequent basis with PR regarding its respective financial condition, operations and business and matters relating to the completion of the Stock Purchase.

6.02                        Confidentiality

Between the date of this Agreement and the Effective Time, maintain in confidence, and cause its directors, officers, employees, agents and advisors to maintain in confidence, and not use to the detriment of PR, any written, oral or other information obtained in confidence from the other party or a third party in connection with this Agreement or the transactions contemplated hereby and thereby unless such information is already known to such party or to others not bound by a duty of confidentiality or unless such information becomes publicly available through no fault of Merchants, unless use of such information is necessary or appropriate in preparing the proxy statement or making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby or unless the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Stock Purchase is not consummated, Merchants will return or destroy as much of such written information as may reasonably be requested by PR.

6.04                        Disclosure Supplements From time to time prior to the Effective Time, promptly supplement or amend any Disclosure Schedule delivered by Merchants to BDC under the Merger Agreement with respect to any matter arising after April 3, 2017 which is now known or becomes known to Merchants and would have been required to be set forth or described in the Merchants Disclosure Schedule per the terms of the Merger Agreement or which is necessary to correct any information in such schedules which has been rendered inaccurate thereby. For the avoidance of doubt, any such supplement or amendment to the Disclosure Schedule as required by this Section 6.04 shall be delivered to PR and not BDC. No supplement or amendment to such schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VII or the compliance by Merchants with the covenants set forth in Article VI or Article VII hereof.

6.05                        Other Approvals

(a)                                 Proceed expeditiously, cooperate fully and use commercially reasonable efforts to procure upon terms and conditions consistent with the condition set forth in this Agreement all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Stock Purchase on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

(b)                                 Use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments and documents described in the Disclosure Schedule and to which PR and Merchants agree are material.

6.06                        Public Announcements Consult with PR before issuing any press release or otherwise making any public statements with respect to the Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultations except as may be required by law.

6.07                        Notification of Material Adverse Effect Give prompt notice to PR of any fact,

event or circumstance known to it that has resulted in or is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to Merchants.

ARTICLE VII

CERTAIN AGREEMENTS

7.01                        Regulatory Filings

(a)                                 By no later than fourteen (14) days after the date of this Agreement, Merchants shall prepare (and PR shall cooperate in the preparation of) all necessary regulatory filings required to consummate the transactions contemplated by the Agreement and submit the filings for approval or provide notice, as the case may be, with the Board of Directors of the Federal Reserve Board (“FRB”), or, as appropriate, the applicable Federal Reserve Bank under delegated authority of the FRB, the Indiana Department of Financial Institutions, the Illinois Department of Financial and Professional Regulation, and any other federal or state banking, lending, or mortgage banking supervisor or governmental guarantor or mortgage loan program or licensing system supervisor, or other governing regulatory authority, as soon as practicable after the date hereof, provided, however, that counsel to the party who is not making such filing shall be provided with a reasonable period of time, and in no instance less than two (2) business days, to review such regulatory filings prior to their submission.

(b)                                 PR shall proceed expeditiously, cooperate fully and use commercially reasonable efforts to assist Merchants in procuring upon terms and conditions consistent with the condition set forth in Section 8.01(d) and 8.02(d) hereof all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Stock Purchase on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

7.02                        Operation of the Business of JSB

(a)                                 On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, PR shall cause JSB to: (i) carry on its business diligently, substantially in the manner as is presently being conducted and in the ordinary course of business; (ii) use commercially reasonable efforts to preserve its business organization intact, keep available the services of the present officers and employees and preserve its present relationships with customers and Persons (as used in this Agreement, “Person” shall mean any individual, partnership, corporation, trust, joint venture, organization, or other entity) having business dealings with it; (iii) use commercially reasonable efforts to maintain all of the properties and assets that it owns or utilizes in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted; (iv) maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all statutes, laws, rules and regulations applicable to them and to the conduct of its business; (v) timely file all required regulatory reports; and (vi) not knowingly do or fail to do anything which will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party or by which it is or may be subject or bound.

(b)                                 Subject to the terms and conditions of this Agreement, PR shall cause JSB all use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Stock Purchase and the transactions contemplated thereby as promptly as practicable and otherwise to enable consummation of the Stock Purchase, including the satisfaction of the conditions set forth in Article VIII hereof, and shall cooperate fully with Merchants to that end.

(c)                                  Without limiting the generality of the foregoing, without the prior written consent of a duly authorized officer of the Merchants, which consent shall not be unreasonably withheld, PR shall cause JSB to not:

(i)                                     Make any change in its authorized capital stock or capital stock accounts, issue or sell any additional shares of, securities convertible into or exchangeable for, or options, warrants or rights to purchase, its capital stock;

(ii)                                  Redeem any of its outstanding shares of common stock;

(iii)                               Merge, combine or consolidate or effect a share exchange with or sell its assets or any of its securities to any other Person or enter into any other similar transaction not in the ordinary course of business;

(iv)                              Purchase any assets or securities or assume any liabilities of a bank holding company, bank, corporation or other entity;

(v)                                 Make any changes in the composition of its executive officers, directors or other key management personnel other than customary annual increases or adjustment consistent with past practices;

(vi)                              Make any change in the compensation or title of any officer, director or key management employee or make any change in the compensation or title of any other employee, other than consistent with past practices in the ordinary course of business, any of which change shall be reported promptly to Merchants;

(vii)                           Enter into any bonus, incentive compensation, stock option, deferred compensation, profit sharing, retirement, pension, group insurance or other benefit or any employment or consulting agreement;

(viii)                        Incur any obligation or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge, or encumber or sell any of its assets, including the shares held of any Federal Home Loan Bank, purchase or otherwise acquire or dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value consistent with past practice;

(ix)                              Alter, amend or repeal its charter or Bylaws except as contemplated by this Agreement or unless such amendment shall be necessary to complete the Stock Purchase and Merchants shall have authorized or consented to such change;

(x)                                 Enter into any new capital commitments or make any capital expenditures in excess of $25,000 in the aggregate, other than pursuant to binding commitments existing as of the date hereof and provided in the Disclosure Schedule;

(xi)                              Enter into any contract, agreement, lease, commitment, understanding, arrangement or transaction or incur any liability or obligation (other than as contemplated by Section 7.02(c)(xii) hereof and legal, accounting and fees related to the Stock Purchase) requiring payments by it which exceed $25,000, whether individually or in the aggregate, or that is not a trade payable or incurred in the ordinary course of business;

(xii)                           Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a “Loan” and collectively, “Loans”) to any Person if the Loan is an existing credit on its books and classified as “Substandard,” “Doubtful” or “Loss” or such Loan is in an amount in excess of $100,000 and classified as “special mention” or make, renew or otherwise modify any Loan or Loans if immediately after making a Loan or Loans, such Person would be directly indebted to it in an aggregate amount in excess of $500,000 if, in the case of any of the foregoing types of Loan or Loans, Merchants shall object thereto within five (5) business days after receipt of notice of such proposed Loan, and the failure to provide a written objection within five (5) business days after receipt of notice of such proposed Loan shall be deemed as the approval of Merchants to make such Loan or Loans;

(xiii)                        Except as provided in the BDC Disclosure Schedule to the Merger Agreement and for the acquisition or disposition in the ordinary course of business of other real estate owned, acquire or dispose of any real or personal property or fixed asset constituting a capital investment in excess of $25,000 in the aggregate;

(xiv)                       Make any investment subject to any restrictions, whether contractual or statutory, which materially impairs its ability to dispose freely of such investment at any time; or, subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for tax and other liens which arise by operation of law and with respect to which payment is not past due or is being contested in good faith by appropriate proceedings, pledges or liens required to be granted in connection with acceptance by it of government deposits and pledges or liens in connection with Federal Home Loan Bank borrowings;

(xv)                          File any applications or make any contract with respect to branching or site location or relocation;

(xvi)                       Make any material change in its accounting methods or practices, other than changes required by changes in applicable laws or regulations or GAAP, or change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in applicable laws or regulations;

(xvii)                    Change its lending, investment, deposit or asset and liability management or other banking policies except as may be required by applicable law or regulations and Merchants shall have authorized or consented to such change;

(xviii)                 Enter into any future contract, swap, cap, floor, option or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xix)                       Acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

(xx)                          Incur any liability for borrowed funds (other than in the case of deposits, federal funds purchased, securities sold under agreements to repurchase and Federal Home Loan Bank advances in the ordinary course of business) or place upon or permit any encumbrance of any nature upon any of its properties or assets except statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings;

(xxi)                       Engage in any Loan with an affiliate or any other transaction with an affiliate which is not in the ordinary course of business;

(xxii)                    Pay or commit to pay any management or consulting or other similar type of fees other than as disclosed in the Disclosure Schedule; or

(xxiii)                 Knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, subject to the standard set forth in Section 8.01(a) and 8.02(a), (B) any of the conditions to the Stock Purchase set forth in Article VIII not being satisfied, (C) a material violation of any provision of this Agreement, or (D) a material delay in the consummation of the Stock Purchase except, in each case, as may be required by applicable law or regulation.

7.03                        Insurance

PR shall cause JSB to maintain, in full force and effect, insurance on JSB’s assets, properties and operations, fidelity coverage and directors’ and officers’ liability insurance in such amounts and with regard to such liabilities and hazards as are currently insured by JSB as of the date of this Agreement.

7.04                        Governmental Reports and Shareholder Information

PR shall cause JSB to promptly upon its becoming available, furnish to Merchants one (1) copy of each financial statement, report, notice, or proxy statement sent by JSB to any

Governmental Authority or to JSB shareholders generally and of any order issued by any Governmental Authority in any proceeding to which JSB is a party. For purposes of this Agreement, “Governmental Authority” shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental entity having or asserting jurisdiction over the applicable party or its business, operations or properties.

7.05                        Financial Statements

(a)                                 As of the date of this Agreement, Merchants has received JSB’s audited balance sheet, prepared by BKD LLP, as of June 30, 2016 and unaudited financial statements for each quarter thereafter and up to the date of this Agreement. PR shall cause JSB to, as soon as reasonably available after the date of this Agreement, deliver to the Merchants any additional financial statements which have been prepared on JSB’s behalf or at its direction, including its quarterly and its monthly unaudited balance sheets and profit and loss statements prepared for its internal use, its Call Reports for each quarterly period completed prior to the Effective Time, and all other financial reports or statements submitted to regulatory authorities after the date hereof, to the extent permitted by law. Collectively, all such JSB financial statements described by this Section 7.05 are referred to as the “JSB Subsequent Financial Statements.” The JSB Subsequent Financial Statements shall be prepared on a basis consistent with past accounting practices and GAAP to the extent applicable and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except, in the case of unaudited financial statement or Call Report information, for the absence of notes and/or year-end adjustments). The JSB Subsequent Financial Statements, including the notes thereto, shall not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts, if such inclusion or omission would render such financial statements inaccurate, incomplete or misleading in any material respect.

7.06                        Dividends PR shall cause JSB to not distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its shareholders.

7.07                        Acquisition Proposals

PR agrees that it shall not, and that it shall direct and use its reasonable best efforts in good faith to cause JSB’s directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving JSB, or any purchase of all or substantially all of the assets of JSB or more than 10% of the outstanding equity securities of JSB (any such proposal or offer being hereinafter referred to as an “JSB Acquisition Proposal”). PR further agrees that it shall not, and that it shall direct and use its reasonable best efforts in good faith to cause its and JSB’s directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an JSB Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement a JSB Acquisition Proposal. PR agrees that it will notify, and will cause JSB to notify, Merchants if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with JSB or any of its representatives.

7.08                        Benefit Plans; Continuing Employees

(a)                                 Following the Effective Time, all employee benefit plans currently sponsored by JSB will be maintained by JSB as separate plans for a period that does not exceed any applicable transition period permitted under ERISA or the Code which relate to the Stock Purchase; provided however, that Merchants may, in its sole discretion, cause JSB to terminate such employee benefit plans prior to the end of the applicable transition period. PR agrees to cause JSB to take, or cause to be taken, all actions necessary to (i) assign each employee benefit plan to JSB, (ii) deliver to JSB all financial, enrollment, eligibility, contractual and other information required to administer such plans; and (iii) terminate such plans as directed by Merchants.

(b)                                 From and after the Effective Time, employees continuing with JSB after the Stock Purchase who become participants in the employee benefit plans of Merchants shall receive credit, for eligibility and vesting purposes, but not benefit accrual purposes, for the service of such employees with JSB prior to the Effective Time as if such service were with Merchants or one of its subsidiary banks.

7.09                        Indemnification

(a)                                 All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of JSB as provided in its charter or Bylaws and any existing indemnification agreements or arrangements of JSB described in the BDC Disclosure Schedule to the Merger Agreement, shall survive the Stock Purchase and shall continue in full force and effect in accordance with their terms to the extent permitted by law, and shall not be amended, repealed or otherwise modified for a period of six (6) years from April 3, 2017 in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring or alleged to occur at or prior to the Effective Time.

(b)                                 In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of JSB (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of JSB or any of such entities’ its predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best reasonable efforts to defend against and respond thereto.

(c)                                  Merchants shall (i) cause the individuals serving as officers and directors of JSB immediately before the Closing to be covered for a period of six (6) years from April 3, 2017 by the directors’ and officers’ liability insurance policy maintained by JSB (provided that Merchants may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous to such officers and directors than such policy) with respect to acts or omissions occurring before the Effective Time, and (ii) Merchants shall pay for the cost of providing a directors’ and officers’ liability insurance policy for the benefit of the individuals who were officers and directors of JSB on the Closing Date; provided, that in no event shall Merchants be required to expend pursuant to this Section 7.09(c) an aggregate amount more than an amount per year equal to 150% of the annual premiums paid by JSB as of the Effective Time for such insurance; provided, however, that if the cost exceeds such limit, Merchants shall use its reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

(d)                                 The provisions of this Article shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and other Person named herein and his or her heirs and representatives.

(e)                                  Any Indemnified Party wishing to claim indemnification under this Section 7.09, upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Merchants thereof; provided that the failure so to notify shall not affect the obligations of any party under this Section 7.09 unless and to the extent that the failure to provide notice is prejudicial to the party providing indemnification.

7.10                        Notice of BreachPR shall promptly give written notice to Merchants upon becoming aware of the existence, or the impending or threatened occurrence of, any events which have caused or would cause or constitute a breach of any of the representations, warranties, covenants or agreements made under this Agreement and will use its reasonable best efforts in good faith to prevent or promptly remedy the same.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE STOCK PURCHASE

8.01                        Merchants

The obligation of Merchants to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by Merchants:

(a)                                 Representations and Warranties at Effective Time. Each of the representations and warranties of PR contained in this Agreement shall be true, accurate and correct in all material respects at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of PR, except for with respect to the capital stock of JSB, shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranty of PR, has had or would result in a Material Adverse Effect on JSB.

(b)                                 Covenants. Each of the covenants and agreements of PR shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

(c)                                  Deliveries at Closing. Merchants shall have received from PR at the Closing (as hereinafter defined) the items and documents, in form and content reasonably satisfactory to Merchants, set forth in Section 11.02(b) hereof.

(d)                                 Regulatory Approvals. All regulatory approvals required to consummate the Stock Purchase and the transactions contemplated thereby (“Regulatory Approvals”) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which Merchants’ Board of Directors reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on Merchants, or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Merchants would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(e)                                  PR Certificate. PR shall have delivered to Merchants a signed certificate dated as of the Effective Time, certifying that: (i) the representations and warranties of PR contained in Article III are true, accurate and correct in all respects on and as of the Effective Time, subject to the standard specified in Section 8.01(a) above; (ii) all the covenants of PR have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) PR has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

(g)                                  Material Proceedings. None of PR, JSB, Merchants, or any of Merchants’ subsidiaries, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal completion of the Stock Purchase, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Agreement or the Stock Purchase or seeking to prevent the completion of the Stock Purchase.

(h)                                 Merchants Board Approval. The Board of Directors of Merchants shall have adopted resolutions approving this Agreement.

8.02                        PR

The obligation of PR to consummate the Stock Purchase is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by PR:

(a)                                 Representations and Warranties at Effective Time. Each of the representations and warranties of Merchants contained in this Agreement shall be true, accurate and correct in all material respects on and as of the Effective Time as though the representations and warranties had been made or given at and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of Merchants, except with respect to Merchants’ financial ability to consummate the Stock Purchase, shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranty of Merchants, has had or would result in a Material Adverse Effect on Merchants.

(b)                                 Covenants. Each of the covenants and agreements of Merchants shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

(c)                                  Deliveries at Closing. PR shall have received from Merchants at the Closing the items and documents, in form and content reasonably satisfactory to PR, listed in Section 11.02(a) hereof.

(d)                                 Regulatory Approvals. Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(f)                                   Officer’s Certificate. Merchants shall have delivered to PR a certificate signed by its Chief Executive Officer, dated as of the Effective Time, certifying that: (i) the representations and warranties of Merchants contained in Article IV are true, accurate and correct in all respects on and as of the Effective Time, subject to the standard specified in Section 8.02(a) above; (ii) all the covenants of Merchants have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) Merchants has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

(g)                                  Material Proceedings. None of PR, JSB, Merchants, or any of Merchants’ subsidiaries, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal completion of the Stock Purchase, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Agreement or the Stock Purchase or seeking to prevent the completion of the Stock Purchase.

ARTICLE IX

TERMINATION OF STOCK PURCHASE

9.01                        Termination

This Agreement may be terminated and abandoned at any time prior to the Closing Date (as defined below), only as follows:

(a)                                 by the mutual written consent of Merchants and PR;

(b)                                 by either of PR or Merchants by written notice to the other:

(i)                                     if any Governmental Authority of competent jurisdiction shall have issued an order, decree, judgment or injunction or taken any other action that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Stock Purchase, and such order, decree, judgment, injunction or other action shall have become final and non-appealable or if any consent or approval of any Governmental Authority whose consent or approval is required to consummate the Stock Purchase has been denied and such denial has become final and non-appealable; or

(ii)                                  if the consummation of the Stock Purchase shall not have occurred on or before March 31, 2018 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 9.01 (b)(ii) shall not be available to any party whose breach of any provision of this Agreement causes the failure of the Stock Purchase to occur on or before the Outside Date;

(c)                                  by written notice from Merchants to PR, if:

(i)                                     any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 8.01 not being satisfied prior to the Outside Date;

(ii)                                  PR breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 8.01, and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by PR within twenty (20) business days after PR’s receipt of written notice of such breach from Merchants;

(iii)                               there has been a Material Adverse Effect on JSB as of the Effective Time, as compared to that in existence as of the date of this Agreement;

(iv)                              the JSB Board of Directors shall approve any JSB Acquisition Proposal or publicly recommend that the holders of JSB stock accept or approve any JSB Acquisition Proposal; or

(vi)                              JSB shall have entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle or letter of intent with respect to any JSB Acquisition Proposal.

(d)                                 by written notice from PR to Merchants if:

(i)                                     any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 8.02 not being satisfied prior to the Outside Date; or

(ii)                                  Merchants breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 8.02 and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by Merchants within twenty (20) business days after Merchants’ receipt of written notice of such breach from PR.

9.02                        Effect of Termination

(a)                                 Subject to the remainder of this Section 9.02, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Merchants or PR and each of their respective directors, officers, employees, advisors, agents, or shareholders and all rights and obligations of any party under this Agreement shall cease, except for the agreements contained in this Section 9.02 and Section 12.09, which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing contained in this Section 9.02(a) shall relieve any party hereto from liabilities or damages arising out of any fraud or intentional breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

(b)                                 Each party to this Agreement acknowledges that the agreements contained in this Section 9.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party hereto would not have entered into this Agreement. Accordingly, if (i) PR or Merchants fails to comply with any demand for specific performance of this Agreement and completion of the Stock Purchase, and (ii) in order to obtain such payment or such specific performance, the aggrieved party shall commence a suit that results in a judgment against the non-performing party for the amounts or relief set forth in this Section 9.02, then the non-performing party shall pay to the aggrieved party its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 9.02 at the national prime rate in effect on the date such payment was required to be made.

ARTICLE X

EFFECTIVE TIME OF THE STOCK PURCHASE

Upon the terms and subject to the conditions specified in this Agreement, unless otherwise agreed by the parties hereto, the Stock Purchase shall become effective on the first business day on which all of the following have occurred (the “Effective Time”): (a) all conditions precedent to the Stock Purchase set forth in Article VIII of this Agreement have been fulfilled; (b) all waiting periods in connection with the bank regulatory applications filed for the approval of the Stock Purchase have expired; and (c) the Closing has occurred (as provided under Article XI to this Agreement), including, but not limited, Merchants has received the stock certificates representing the Shares and PR has received the Purchase Price as contemplated by Section 2.01(a) of the Agreement.

ARTICLE XI

CLOSING

11.01                 Closing Date and Place

So long as all conditions precedent set forth in Article VIII hereof have been satisfied and fulfilled, the closing of the Stock Purchase (the “Closing”) will take place at 9:00 AM Eastern Time on such day as the day of the Effective Time (the “Closing Date”) at a location to be reasonably determined by Merchants.

11.02                 Deliveries

(a)                                 At the Closing, Merchants will deliver to PR the following:

(i)                                     the officer’s certificate contemplated by Section 8.02(f) hereof;

(ii)                                  copies of all approvals by government regulatory agencies necessary to consummate the Stock Purchase;

(iii)                               copies of the resolutions adopted by the Board of Directors of Merchants certified by the Secretary of Merchants relative to the approval of this Agreement; and

(iv)                              such other documents as PR or its legal counsel may reasonably request.

(b)                                 At the Closing, PR will deliver to Merchants the following:

(i)                                     the certificate contemplated by Section 8.01(e) hereof;

(ii)                                  the Purchase Price as contemplated by Section 2.01 hereof; and

(iii)                               such other documents as Merchants or its legal counsel may reasonably request.

ARTICLE XII

MISCELLANEOUS

12.01                 Effective Agreement

This Agreement and the recitals hereof shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the respective parties hereto under this Agreement may be assigned by any party hereto without the prior written consent of the other parties hereto. The representations, warranties, covenants and agreements contained in this Agreement, as well as the documents and instruments referred to herein, are for the sole benefit of the parties hereto and their successors and assigns, and they will not be construed as conferring any rights on any other Persons, except for Section 7.09 hereof.

12.02                 Waiver; Amendment

(a)                                 The parties hereto may in writing: (i) extend the time for the performance of or otherwise amend any of the covenants, conditions or agreements of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other parties of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Stock Purchase. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

(b)                                 This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.

12.03                 Notices

All notices, requests and other communications hereunder will be in writing and will be deemed to have been duly given if delivered by hand and receipted for, delivered by certified United States Mail, return receipt requested, first class postage pre-paid, delivered by overnight express receipted delivery service, as follows:

If to Merchants:	with a copy to (which will not constitute notice):

Merchants Bancorp	Krieg DeVault LLP
11555 North Meridian Street	One Indiana Square, Suite 2800
Carmel, Indiana 46032	Indianapolis, Indiana 46204
ATTN: Brian J. Sullivan	ATTN: Michael J. Messaglia

If to PR:

BOTH:

Michael F. Petrie

1757 Milford Street

Carmel, Indiana 46032

AND

Randall D. Rogers

201 Indian Harbor Road

Vero Beach, FL 32963

or such substituted address or Person as any of them have given to the other in writing. All such notices, requests or other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, five (5) business days after deposit with the United States Postal Service; and (c) if delivered by overnight express delivery service, on the next business day after deposit with such service with sufficient shipping fees for next business day delivery prepaid.

12.04                 Headings

The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

12.05                 Severability

In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

12.06                 Counterparts; Facsimile

This Agreement may be executed in any number of counterparts and by facsimile, each of which will be an original, but such counterparts shall together constitute one and the same instrument.

12.07                 Governing Law; Enforcement; Specific Performance; Jury Trial

This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement shall be filed, tried and litigated only in the Circuit or Superior Courts of Marion County, Indiana or the United States District Court for the Southern District of Indiana, Indianapolis Division. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified above without the necessity of posting any bond or other security and each of the parties hereby waives the defense in any such suit that the party seeking specific performance has an adequate remedy at law and agrees not to interpose any opposition, legal or otherwise, as to the propriety of specific performance as a remedy. The remedy of specific performance as provided in this paragraph shall be the sole and exclusive remedy of the parties and their respective shareholders under this Agreement, and neither party nor its respective shareholders shall have any other rights or remedies under this Agreement, except as otherwise provided in this Agreement.

WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTION AGREEMENTS.

12.08                 Entire Agreement

This Agreement and the Exhibits hereto supersede all other prior or contemporaneous understandings, commitments, representations, negotiations or agreements, whether oral or written, among the parties hereto relating to the Stock Purchase or matters contemplated herein and constitute the entire agreement between the parties hereto, except as otherwise provided herein. Upon the execution of this Agreement by all the parties hereto, any and all other prior writings of either party relating to the Stock Purchase, will terminate and will be rendered of no further force or effect. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

12.09                 Survival of Representations, Warranties or Covenants

Except as set forth in this Section 12.09, none of the representations, warranties or covenants of the parties will survive the Effective Time or the earlier termination of this Agreement, and thereafter Merchants, its directors, officers and employees of Merchants, and PR will have no further liability with respect thereto. The covenants contained in Section 7.09 shall survive the Effective Time.

12.10                 Expenses

Except as provided elsewhere in this Agreement, each party to this Agreement shall pay its own expenses incidental to the Stock Purchase.

12.11                 Certain References

Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice-versa, and the masculine or neuter gender shall include the masculine, feminine and neuter genders. Except expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. The term “business day” will mean any day except Saturday and Sunday when Merchants Bank of Indiana, in Carmel, Indiana, is open for the transaction of business.

12.12                 Disclosure Schedules

The mere inclusion of an item in a Disclosure Schedule to the Merger Agreement as an exception to a representation or warranty shall not be deemed an admission by the respective party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect. Further, while each party will use commercially reasonable efforts to specifically reference each Section of this Agreement under which such disclosure is made pursuant to such party’s Disclosure Schedule, any information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section of this Agreement in such party’s Disclosure Schedule unless it is reasonably apparent the disclosed information relates to another Section or Sections of this Agreement notwithstanding the absence of a specific cross-reference.

[Signature Page Follows]

IN WITNESS WHEREOF, Merchants, on behalf of itself by its duly authorized officer, and Michael F. Petrie and Randall D. Rogers, each individually and solely on behalf of himself, have made and entered into this Agreement, as of the day and year first above written and have caused this Agreement to be executed.

MERCHANTS BANCORP

By:	/s/ Bill D. Buchanan
	Its:	CFO

/s/ Michael F. Petrie
Michael F. Petrie

/s/ Randall D. Rogers
Randall D. Rogers

[Signature Page to Stock Purchase Agreement]